Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2019

SYRACUSE, N.Y. – (BUSINESS WIRE) – November 7, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the third quarter ended September 29, 2019.

Highlights for the Third Quarter of 2019 versus the Third Quarter of 2018 Include:

•
Total restaurant sales increased 34.2% to $398.4 million (including $71.6 million in restaurant sales from the Cambridge acquisition completed in the second quarter) from $296.9 million in the prior year quarter;

•	Comparable restaurant sales for the Company’s Burger King restaurants increased 4.5% compared to a 1.6% increase in the prior year quarter;

•
As described below, the Company realized it had been combining the sales discounts with respect to separate Whopper® value meal promotions between June 3 and August 26, 2019, which resulted in significant additional sales discounts relative to the advertised promotions that reduced restaurant sales by approximately $8.3 million. Excluding the impact of the excess sales discounts, comparable restaurant sales for the third quarter would have increased approximately 7.4%;

•
Adjusted EBITDA(1) was $25.6 million compared to $26.5 million in the prior year quarter. The impact of the excess sales discounts above reduced Adjusted EBITDA in the third quarter by approximately $7.3 million. Excluding the impact of the excess sales discounts Adjusted EBITDA in the third quarter of 2019 would have been approximately $32.9 million;

•	Net loss was $6.8 million, or $0.15 per diluted share, compared to net income of $3.6 million, or $0.08 per diluted share, in the prior year quarter; and

•	Adjusted net loss(1) was $3.9 million, or $0.09 per diluted share, compared to adjusted net income of $4.2 million, or $0.09 per diluted share, in the prior year quarter.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income (loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Our comparable restaurant sales growth during the third quarter included the successful introduction of the Impossible™ Whopper®, which has contributed incremental restaurant sales since its launch in August and we believe will continue to positively impact our restaurant sales. The 2 for $6 Mix & Match sandwich platform has also performed consistently well while the $1 Crispy Taco provided a new value offering to the Burger King menu. Although a strong quarter from a comparable restaurant sales perspective, we were negatively impacted by the excess discounts we applied to all Whopper value meals relative to the advertised promotions. As a result, our comparable restaurant sales growth was reduced by approximately 290 basis points and Adjusted EBITDA was reduced by approximately $7.3 million. Excluding this impact, our comparable restaurant sales would have increased in the third quarter by approximately 7.4% and our Adjusted EBITDA would have been approximately $32.9 million. Once these excess sales discounts were identified and removed in our pricing of Whopper value meals, our top line results subsequently improved as our September comparable restaurant sales increased 7.9%. Looking ahead, we believe that Burger King’s marketing calendar will allow us to maintain the momentum we experienced through the end of the third quarter and which continued into October.”

Accordino continued, “Restaurant-level profitability and Adjusted EBITDA during the third quarter were also challenged by higher commodity costs, including a 10.7% increase in beef costs, continued labor rate increases, as well the lower restaurant-level EBITDA margins at the Cambridge restaurants, due largely to the investment in training restaurant staff as part of the integration. We also began installation of our point-of sale systems at the Cambridge Burger King restaurants during the third quarter and expect to have all Burger King restaurants installed by the middle of November. This will be an important step in improving controls over sales and optimizing food and labor costs at these restaurants in 2020. We anticipate the full integration of the Cambridge restaurants will be complete by year end. As has been the case with past acquisitions, the investments we are making in training reduced temporarily restaurant-level profitability at the Cambridge restaurants, however we are confident that we will be able to deliver meaningful value creation from the Cambridge restaurants, as we have done in the past with other acquisitions.”

Accordino concluded, “Longer-term, Carrols’ foundation of two world-class brands with significant scale advantages and a supportive franchisor partner bode well for realizing growth opportunities across multiple attractive markets. We believe we are well positioned to capture growth from two of our recent impactful product innovations, the Impossible Whopper at Burger King and the Popeye’s chicken sandwich.

Third Quarter 2019 Financial Results

Restaurant sales increased 34.2% to $398.4 million in the third quarter of 2019, including $71.6 million in restaurant sales from Cambridge, compared to $296.9 million in the third quarter of 2018. Comparable restaurant sales (which excludes recently acquired restaurants) increased 4.5%, consisting of an average check increase of 2.3%, which included 1.2% of pricing, and an average customer traffic increase of 2.2%.

The Company’s results in both the second and third quarter were significantly impacted by combining the sales discounts with respect to separate Whopper value meal promotions between June 3 and August 26, 2019. The Company removed these excess sales discounts from the pricing of its Whopper value meals in late August 2019 and that action decreased significantly the level of the Company’s promotional sales discounts and increased restaurant sales. The Company had a comparable restaurant sales increase of 7.9% in September.

The excess discounts described above resulted in reduced restaurant sales on all Whopper value meals of approximately $8.3 million in the third quarter of 2019 and approximately $12.4 million for the first nine months of 2019, reduced Adjusted EBITDA of approximately $7.3 million in the third quarter of 2019 and approximately $10.9 million for the first nine months of 2019 and increased the Company’s net loss by approximately $5.5 million in the third quarter and approximately $8.2 million in the first nine months of 2019.

Restaurant-level EBITDA(1) was $43.0 million in the third quarter of 2019 compared to $41.6 million in the prior year period. Restaurant-level EBITDA margin was 10.7% of restaurant sales and decreased 330 basis points from the third quarter of 2018, reflecting the excess sales discounts described above, as well as higher cost of sales including a 10.7% increase in beef costs, and higher wage and related expenses, rent expenses, and other operating expenses, which reflect the impact of the lower margin Cambridge restaurants.

General and administrative expenses were $21.4 million in the third quarter of 2019, including $2.2 million in Cambridge acquisition and integration costs, compared to $17.6 million in the prior year period, which included $0.8 million in acquisition costs and integration costs. Excluding acquisition and integration costs in both periods, general and administrative expenses declined 102 basis points to 4.6%, as a percentage of total revenues.

Adjusted EBITDA(1) was $25.6 million in the third quarter of 2019 compared to $26.5 million in the third quarter of 2018. Adjusted EBITDA margin decreased 250 basis points to 6.4% of restaurant sales due to the factors discussed above.

Loss from operations was $1.1 million in the third quarter of 2019 compared to income from operations of $9.7 million in the prior year period.

Interest expense increased to $7.6 million in the third quarter of 2019 from $5.9 million in the third quarter of 2018, reflecting the Company’s higher indebtedness.

Net loss was $6.8 million in the third quarter of 2019, or $0.15 per diluted share, compared to net income of $3.6 million, or $0.08 per diluted share, in the prior year period. Net loss in the third quarter of 2019 included $0.5 million of impairment charges and other lease charges and $2.8 million of integration expenses. Net income in the third quarter of 2018 included $0.2 million of impairment and other lease charges and $0.8 million of acquisition expenses.

Adjusted net loss(1) was $3.9 million, or $0.09 per diluted share, compared to adjusted net income of $4.2 million, or $0.09 per diluted share, in the prior year quarter.

Carrols repurchased 283,069 shares of its outstanding common stock in open market transactions during the third quarter of 2019 under the $25 million stock repurchase program that was approved by the Board of Directors in early August 2019. The Company has no obligation to repurchase stock under this program, and the timing, actual number and value of shares purchased will depend on the stock price, trading volume, general market and economic conditions, and other factors.

With regard to liquidity, we ended the third quarter with $2.6 million of cash and long-term debt and finance lease liabilities of $486.5 million. At the end of the third quarter we had availability under our revolving credit facility of $53.9 million. Our net leverage ratio was approximately four times Consolidated EBITDA as defined in our Senior Credit Facility.

Full Year 2019 Outlook

Carrols is revising its annual guidance for certain items to reflect the following. These estimates exclude any other potential acquisitions that the Company may complete in 2019:

•	Total restaurant sales are still expected to be $1.44 billion to $1.47 billion, including approximately $200 million of total sales from Cambridge for approximately eight months in 2019;

•	Comparable restaurant sales are still expected to grow 2.0% to 3.0%;

•	Commodity costs are still expected to increase 3% to 4% with beef costs increasing 7% to 9%;

•
General and administrative expenses are still expected to be $68 million to $72 million, excluding stock compensation expense and acquisition and integration costs. The Company expects to fully integrate the Cambridge corporate functions by the end of the year;

•
Our previous guidance of Adjusted EBITDA of $100 million to $105 million remains unchanged other than for the negative impact on Adjusted EBITDA of approximately $10.9 million in the second and third quarters due to the excess sales discounts discussed above;

•
Capital expenditures are now expected to be $145 million to $155 million (previously $120 million to $130 million), including $55 million to $65 million for construction of 22 to 24 new Burger King restaurants and 9 to 11 new Popeyes restaurants and remodeling approximately 92 Burger King restaurants and 4 Popeyes restaurants. The Company will be receiving $8 million of landlord contributions for certain of the 2019 Burger King remodels in 2020;

•	Proceeds from sale/leasebacks are now expected to be approximately $44 million to $48 million (previously $15 million to $25 million);

•	The Company expects to close up to 15 Burger King® restaurants, including two restaurant relocations within their trade areas, which 13 have been closed through the end of third quarter of 2019.

Carrols has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because the Company does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of Carrols’ control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Timothy J. LaLonde, interim Chief Financial Officer, will host a conference call to discuss third quarter 2019 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13695332. The replay will be available until Thursday, November 14, 2019. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

Investor Conference Participation

As a reminder, Carrols will host a fireside chat at the Stephens 2019 Nashville Investment Conference on Thursday, November 14th at 10:45 AM ET. Investors and interested parties may listen to a webcast by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,093 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,032 BURGER KING® restaurants and also operating 61 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Revenue:
Restaurant sales	$398,414	$296,917	$1,054,877	$871,553
Other revenue	3,931	—	6,816	—
Total revenue	402,345	296,917	1,061,693	871,553
Costs and expenses:
Cost of sales	121,283	82,082	313,015	237,004
Restaurant wages and related expenses	131,070	95,391	352,402	283,489
Restaurant rent expense	29,300	20,259	77,906	60,112
Other restaurant operating expenses	62,710	45,510	164,623	132,938
Advertising expense	16,052	12,120	42,601	35,741
General and administrative expenses (b) (c)	21,365	17,602	61,709	49,758
Depreciation and amortization	21,200	14,555	53,613	43,426
Impairment and other lease charges	500	164	1,777	3,354
Other income, net (d)	(20)	(434)	(1,773)	(434)
Total costs and expenses	403,460	287,249	1,065,873	845,388
Income (loss) from operations	(1,115)	9,668	(4,180)	26,165
Interest expense	7,578	5,909	20,425	17,752
Loss on extinguishment of debt	—	—	7,443	—
Gain on bargain purchase	—	—	—	(230)
Income (loss) before income taxes	(8,693)	3,759	(32,048)	8,643
Provision (benefit) for income taxes	(1,881)	148	(10,035)	346
Net income (loss)	$(6,812)	$3,611	$(22,013)	$8,297

Basic and diluted net income (loss) per share (e)(f)	$(0.15)	$0.08	$(0.54)	$0.18
Basic weighted average common shares outstanding	45,947	35,736	41,015	35,707
Diluted weighted average common shares outstanding	45,947	45,411	41,015	45,293

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 29, 2019 and September 30, 2018 each included thirteen and thirty-nine weeks, respectively.

(b)
General and administrative expenses include acquisition and integration costs of $2.2 million and $0.8 million for the three months ended September 29, 2019 and September 30, 2018, respectively and $7.0 million and $1.0 million for the nine months ended September 29, 2019 and September 30, 2018, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1.7 million and $1.5 million for the three months ended September 29, 2019 and September 30, 2018 respectively and $4.5 million for both the nine months ended September 29, 2019 and September 30, 2018, respectively.

(d)
Other income, net, for the nine months ended September 29, 2019, included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants. Other income, net, for the three and nine months ended September 30, 2018 included a $0.4 million gain related to an insurance recovery from a restaurant fire.

(e)
Basic net income (loss) per share was computed excluding loss attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(f)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended (a)
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018

Revenue:
Burger King restaurant sales	$379,212	$296,917	$1,023,715	$871,553
Popeyes restaurant sales	19,202	—	31,162	—
Total restaurant sales	398,414	296,917	1,054,877	871,553
Other revenue	3,931	—	6,816	—
Total revenue	$402,345	$296,917	$1,061,693	$871,553
Change in Comparable Burger King Restaurant Sales (a)	4.5%	1.6%	2.3%	4.2%

Average Weekly Sales per Burger King Restaurant (b)	$28,766	$28,217	$28,006	$27,733
Average Weekly Sales per Popeyes Restaurant (b)	$24,711	$—	$24,623	$—

Restaurant-Level EBITDA (c)	$43,004	$41,616	$113,211	$122,613
Restaurant-Level EBITDA margin (c)	10.7%	14.0%	10.7%	14.1%

Adjusted EBITDA (c)	$25,648	$26,483	$63,414	$78,529
Adjusted EBITDA margin (c)	6.4%	8.9%	6.0%	9.0%

Adjusted net income (loss) (c)	$(3,920)	$4,158	$(9,331)	$11,660
Adjusted diluted net income (loss) per share (c)	$(0.09)	$0.09	$(0.23)	$0.25

Number of Burger King restaurants:
Restaurants at beginning of period	1,023	807	849	807
New restaurants (including offsets)	7	2	13	6
Restaurants acquired	1	33	179	34
Restaurants closed (including offsets)	(3)	(4)	(13)	(9)
Restaurants at end of period	1,028	838	1,028	838
Average Number of Restaurants:	1,014.1	809.4	937.3	805.8

Number of Popeyes restaurants:
Restaurants at beginning of period	58	—	—	—
Restaurants acquired	—	—	55	—
New restaurants	2	—	5	—
Restaurants at end of period	60	—	60	—
Average Number of Restaurants:	59.6	—	57.4	—

	At 9/29/19	At 12/30/2018
Long-term debt and finance lease liabilities (d)	$486,517	$278,941
Cash and cash equivalents	2,615	4,014

(a)
Restaurants we acquire are included in comparable restaurant sales after they have been operated by us for 12 months. Sales from restaurants we develop are included in comparable sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 39-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 39-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income (loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income (loss), and to the Company's reconciliation of income (loss) from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income (loss) per share is calculated based on Adjusted net income (loss) and reflects the dilutive impact of shares, where applicable, based on Adjusted net income (loss).

(d)
Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at September 29, 2019 included $423,937 of the Company's Term Loan B under our senior credit facility, $59,500 of outstanding revolving borrowings under the Company's senior credit facility and $3,086 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs) at December 30, 2018 included $275,000 of the Company's 8% Senior Secured Second Lien Notes and $3,941 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$(6,812)	$3,611	$(22,013)	$8,297
Provision (benefit) for income taxes	(1,881)	148	(10,035)	346
Interest expense	7,578	5,909	20,425	17,752
Depreciation and amortization	21,200	14,555	53,613	43,426
EBITDA	20,085	24,223	41,990	69,821
Impairment and other lease charges	500	164	1,777	3,354
Acquisition and integration costs (b)	2,754	842	7,983	1,036
Pre-opening costs (c)	478	61	1,063	344
Litigation costs (d)	144	96	416	137
Other income, net (e)	(20)	(434)	(1,773)	(434)
Gain on bargain purchase	—	—	—	(230)
Stock-based compensation expense	1,707	1,531	4,515	4,501
Loss on extinguishment of debt	—	—	7,443	—
Adjusted EBITDA	$25,648	$26,483	$63,414	$78,529

Reconciliation of Restaurant-Level EBITDA: (a)
Income (loss) from operations	$(1,115)	$9,668	$(4,180)	$26,165
Add:
General and administrative expenses	21,365	17,602	61,709	49,758
Integration costs (b)	596	—	1,002	—
Pre-opening costs (c)	478	61	1,063	344
Depreciation and amortization	21,200	14,555	53,613	43,426
Impairment and other lease charges	500	164	1,777	3,354
Other income, net (e)	(20)	(434)	(1,773)	(434)
Restaurant-Level EBITDA	$43,004	$41,616	$113,211	$122,613

Reconciliation of Adjusted net income (loss): (a)
Net income (loss)	$(6,812)	$3,611	$(22,013)	$8,297
Add:
Impairment and other lease charges	500	164	1,777	3,354
Acquisition and integration costs (b)	2,754	842	7,983	1,036
Pre-opening costs (c)	478	61	1,063	344
Litigation costs (d)	144	96	416	137
Other income, net (e)	(20)	(434)	(1,773)	(434)
Gain on bargain purchase	—	—	—	(230)
Loss on extinguishment of debt	—	—	7,443	—
Income tax effect on above adjustments (f)	(964)	(182)	(4,227)	(844)
Adjusted net income (loss)	$(3,920)	$4,158	$(9,331)	$11,660
Adjusted diluted net income (loss) per share	$(0.09)	$0.09	$(0.23)	$0.26
Adjusted diluted weighted average common shares outstanding	45,947	45,411	41,015	45,293

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock-based compensation expense, loss on extinguishment of debt, restaurant pre-opening costs, non-recurring litigation costs and other non-recurring income or expense. Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, integration costs, pre-opening costs, loss on extinguishment of debt, and other non-recurring income or expense. Adjusted net income (loss) represents net income (loss) as adjusted to exclude impairment and other lease charges, acquisition costs and integration costs, gain on bargain purchase, non-recurring litigation costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) because we believe that they provide a more meaningful comparison than EBITDA and net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees, acquisition costs, pre-opening costs and stock-based compensation expense. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Additionally, this financial measure may not be comparable to a similarly titled caption for other companies. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income (loss) and between income (loss) from operations and Restaurant-Level EBITDA.

(b)
Acquisition and integration costs for the three and nine months ended September 29, 2019 of $2.8 million and $8.0 million, respectively, include certain legal and professional fees; corporate payroll, and other costs related to the integration of the Cambridge merger and one-time repair costs which are included in Restaurant-Level EBITDA.

(c)	Pre-opening costs for the three and nine months ended September 29, 2019 and September 30, 2018 include training, labor and occupancy costs incurred during the construction of new restaurants.

(d)	Legal costs for the three and nine months ended September 29, 2019 include litigation expenses pertaining to an ongoing lawsuit with one of the Company's former vendors.

(e)
Other income, net for the three months ended September 29, 2019 included a loss on disposal of assets of $0.1 million and a gain on a sale-leaseback transaction of $0.1 million. Other income, net for the nine months ended September 29, 2019 included a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants, a loss on disposal of assets of $0.6 million, a gain on three sale-leaseback transactions of $0.3 million, and a gain related to an insurance recovery from a fire at one of our restaurants in the prior year of $0.1 million.

(f)
The income tax effect related to the adjustments for impairment and other lease charges, gain on bargain purchase, acquisition costs, and other non-recurring expense (income) during the periods presented was calculated using an incremental income tax rate of 25% for the three and nine months ended September 29, 2019 and 25% and 21.6% for the three and nine months ended September 30, 2018, respectively.